Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Reports 2006 First-Quarter Financial Results
     Miramar, Florida (May 4, 2006) — Applica Incorporated (NYSE: APN) today announced that first-quarter sales for 2006 were $104.0 million compared to sales of $112.5 million in the same period in 2005. Sales of Black & Decker® branded products were $84.8 million in the first quarter of 2006, an increase of 2.4% compared to first quarter of 2005. The decline in consolidated sales was primarily due to a decrease in sales of Littermaid™ branded products of $3.9 million, resulting from supply shortages related to the transition to the next generation of automatic litter boxes, and a decline in sales of professional personal care products of $5.8 million due to inventory management by key customers.
     Applica’s gross profit in the first quarter of 2006 was $24.6 million, an increase of 31.5% compared to $18.7 million for the first quarter of 2005. Gross profit margin was 23.7% in the three-month period ended March 31, 2006 as compared to 16.7% for the same period in 2005. Gross profit for the first quarter of 2006 included the following:
•	$3.7 million related to a probable product recall; and

•	the sale of products produced in Mexico that included $1.8 million of capitalized losses related to the closure of Applica’s Mexican manufacturing facility.
     Gross profit margins in the first quarter of 2006 were also negatively impacted by the decrease in sales of Littermaid branded products and professional personal care products, which generally carry higher margins.
     Gross profit in the first quarter of 2005 included the following:
•	inventory write-downs of $9.4 million related to lower-than-anticipated consumer demand of certain products, primarily related to our ultrasonic stain removal appliance;

•	higher product warranty returns and related expenses of $3.3 million; and

•	losses of $3.0 million in the Mexico manufacturing operations related to restructuring and downsizing activities.
     Operating expenses in the first quarter of 2006 were $34.2 million, or 32.9% of sales, and included $1.1 million in consulting fees related to the engagement of Alvarez & Marsal, LLP and $500,000 in administrative expenses related to the closure of the Mexican manufacturing facility. Operating expenses for the first quarter of 2005 were $39.2 million, or 34.9% of sales.
     Applica reported a net loss for the first quarter of 2006 of $13.0 million, or $0.54 per diluted share, compared to a net loss of $23.0 million, or $0.95 per diluted share, for the 2005 first quarter.
     During the first quarter of 2006, Applica generated cash from operating activities of $31.7 million. Short-term debt declined from $69.5 million at December 31, 2005 to $38.0 million at March 31, 2006, a reduction of $31.5 million during the first quarter of 2006. Currently, Applica has approximately $114.0 million in total debt outstanding and approximately $39.6 million of availability under its senior credit facility. Applica must maintain a minimum average monthly availability of $13 million and a minimum daily availability of $10 million.
     “Over the past year, we have made tremendous progress in our restructuring efforts at Applica. In the second half of 2005, we closed our manufacturing facility in Mexico and expanded our sourcing from third parties in China in order to lower our product costs. We amended our credit facility to improve our availability and lower our borrowing costs on the facility, and we took actions to reduce our operating expenses. The ERP system we installed in 2005 is enabling us to more efficiently manage our supply chain. We are well-positioned to achieve our goals over the balance of the year,” stated Harry D. Schulman, Chief Executive Officer and President.
     David Coles, interim Chief Operating Officer stated “The assistance that Alvarez & Marsal has provided to management in the area of sales and operations planning is beginning to pay dividends. Applica’s visibility to demand side and supply side opportunities and hurdles is much improved and sales volumes appear to be on plan and may even have some upside.”
     “As announced earlier in 2006, Applica is currently exploring strategic alternatives, which could involve the sale or merger of the Company. Applica is well-positioned at this stage to improve its business, but I continue to believe the industry will benefit from further consolidation in order to address scale, product innovation and channel strategies. As a result, we are actively exploring alternatives to increase shareholder value,” concluded Mr. Schulman.
     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its first-quarter results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Thursday, May 11, 2006, at midnight.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. The forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the follow factors:
•	We purchase a large number of products from one supplier. Production-related risks, interruption of product shipments or demand for shorter credit terms from this supplier could jeopardize our ability to realize anticipated sales and profits.

•	We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

•	The New York Stock Exchange has notified us that we are not in compliance with its continued listing criteria. If we are delisted by the NYSE, the price and liquidity of our common stock will be negatively affected.

•	We depend on third party suppliers for the manufacturing of all of our products which subjects us to additional risks.

•	Our business involves the potential for product recalls and product liability claims against us.

•	We have announced our intent to seek strategic alternatives, but no transaction may occur. Also, if one is undertaken, we cannot be certain of its potential terms or timing.

•	The failure of our business strategy could have a material adverse effect on our business.

•	Our business could be adversely affected by fluctuation of the Chinese currency.

•	We depend on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on our business.

•	Increases in costs of products will reduce our profitability.
Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2005. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	March 31,
	2006	December 31,
	(Unaudited)	2005
Assets
Current Assets:
Cash and cash equivalents	$6,445	$4,464
Accounts and other receivables, less allowances of $7,791 in 2006 and $8,773 in 2005	94,785	140,479
Inventories	83,488	101,638
Prepaid expenses and other	13,213	11,137
Refundable income taxes	3,821	3,661
Future income tax benefits	1,246	1,249

Total current assets	202,998	262,628
Property, Plant and Equipment - at cost, less accumulated depreciation of $48,197 in 2006 and $46,755 in 2005	18,460	19,715
Future Income Tax Benefits, Non-Current	9,066	9,185
Intangibles, Net	1,570	1,765
Other Assets	3,446	3,989

Total Assets	$235,540	$297,282

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$28,374	$33,682
Accrued expenses	38,701	50,034
Short-term debt	38,031	69,524
Current taxes payable	3,131	3,747
Deferred rent	897	919

Total current liabilities	109,134	157,906
Other Long-Term Liabilities	429	475
Long-Term Debt	75,750	75,750
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding: 24,279
shares in 2006 and 24,179 in 2005	2,428	2,418
Paid-in capital	159,539	159,226
Accumulated deficit	(108,708)	(95,749)
Accumulated other comprehensive loss	(3,032)	(2,744)

Total shareholders’ equity	50,227	63,151

Total Liabilities and Shareholders’ Equity	$235,540	$297,282

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2006		2005
	(In thousands, except per share data)
Net sales	$104,009	100.0%	$112,450	100.0%
Cost of goods sold	79,384	76.3	93,722	83.3

Gross profit	24,625	23.7	18,728	16.7

Operating expenses	34,180	32.9	39,243	34.9

Operating loss	(9,555)	(9.2)	(20,515)	(18.2)

Other expense (income):
Interest expense	2,778	2.7	2,441	2.2
Interest and other income	(36)	(0.1)	(275)	(0.2)

	2,742	2.6	2,166	1.9

Loss before income taxes	(12,297)	(11.8)	(22,681)	(20.2)
Income tax provision	662	0.6	274	0.2

Net loss	$(12,959)	(12.5)%	$(22,955)	(20.4)%

Loss per common share:
Loss per common share — basic and diluted	$(0.54)		$(0.95)

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